195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Paul McCraven
Senior Vice President
NewAlliance Bank
203 784 5001

NewAlliance Bank to Consolidate Ten Locations in Areas Where there is Overlap in its Franchise

Re-locations planned to improve service; Consolidation addresses the NewAlliance merger integration of Tolland Bank and Savings Bank of Manchester, which resulted in duplicate locations in several towns

NEW HAVEN, CT, June 4, 2004 – NewAlliance Bank, a wholly-owned subsidiary of NewAlliance Bancshares, Inc. (NASDAQ: NABC), announced today the consolidation of ten banking locations in areas where there is overlap in its franchise. All ten locations are being consolidated into other existing NewAlliance Bank locations in the same town, in order to improve the Bank’s service focus and efficiency.

“This consolidation greatly improves the efficiency of our franchise, and allows us to keep customer disruption to a minimum, given how close many of these locations are to one another,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance Bank. “The consolidated locations are being merged into facilities with more service capability, and as good or better branch hours. Additional staff is being added at those locations to improve service and accommodate a larger customer base. In certain cases, ATMs at the consolidated locations will be selectively kept open to provide for the same easy automated access that our customers have come to expect.”

The consolidation is expected to occur in early September, and is consistent with the Bank’s merger integration goals.

The locations being consolidated include:
  Vernon Plaza, 435-W Hartford Turnpike
  Lafayette, 62 Hyde Avenue
  Enfield West, 49 Hazard Avenue
  Ellington, 287 Somers Road
  Coventry, 1671 Boston Turnpike
  South Glastonbury, 902 Main Street
  Glastonbury, 1320 Manchester Road
  South Windsor, 1665 Ellington Road
  Tolland Plaza, 200 Merrow Road, SR 195 South
  Annex-Manchester, 1007 Main Street
Following the consolidation, NewAlliance Bank will have 65 branches in five Connecticut counties: Hartford, Middlesex, New Haven, Tolland and Windham.

NewAlliance Bank is a leading community bank that was formed in 2004 through the union of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. The Bank is a wholly-owned subsidiary of NewAlliance Bancshares, Inc. (NASDAQ: NABC) and is headquartered in New Haven, Connecticut.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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